UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ACCENTIA BIOPHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

ACCENTIA BIOPHARMACEUTICALS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 7, 2012

To the Shareholders of Accentia Biopharmaceuticals, Inc.:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Accentia Biopharmaceuticals, Inc. (the “Company”), which will be held at the Company’s corporate headquarters, located at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, on March 7, 2012 at 11:00 a.m., local time, and any adjournments or postponements thereof for the following purposes:

1.	To elect as directors the following five nominees:

•	Francis E. O’Donnell, Jr., M.D.;

•	Edmund C. King;

•	David M. Schubert;

•	Christopher C. Chapman, M.D.; and

•	William S. Poole.

2.	To ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012; and

3.	To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on January 9, 2012 will be entitled to vote at the annual meeting.

Please read the proxy statement and vote your shares as soon as possible. You may vote via the Internet or by telephone, as instructed on the Notice of Internet Availability of Proxy Materials or as instructed on the accompanying proxy. If you received or requested a copy of the proxy card by mail or e-mail, you may submit your vote by mail. If you attend the annual meeting, you may withdraw your proxy and vote in person. To obtain directions to be able to attend the meeting and vote in person, please contact the Secretary at the Company’s corporate headquarters at the address set forth above.

By Order of the Board of Directors,

/s/ Francis E. O’Donnell, Jr., M.D.
Francis E. O’Donnell, Jr., M.D.
January 20, 2012	Executive Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON MARCH 7, 2012

The Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders and the Company’s Annual

Report on Form 10-K for the fiscal year ended September 30, 2011 are available at

http://www.RRDEZProxy.com/2012/Accentia

ACCENTIA BIOPHARMACEUTICALS, INC.

324 South Hyde Park Avenue, Suite 350

Tampa, Florida 33606

(813) 864-2554

PROXY STATEMENT

FOR

2012 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of the accompanying proxies on behalf of the Board of Directors of Accentia Biopharmaceuticals, Inc. (the “Company”) for use at the Company’s 2012 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on March 7, 2012 at 11:00 a.m., local time, at the Company’s corporate headquarters, located at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, and any adjournments or postponements of the Annual Meeting.

This Proxy Statement and the accompanying proxy forms, together with the Company’s Annual Report to Shareholders for the fiscal year ended September 30, 2011, are first being sent or made available to shareholders entitled to vote at the Annual Meeting on or about January 20, 2012.

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

In accordance with regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials, including our annual report to shareholders, to each shareholder of record, we may now furnish these materials on the Internet unless the shareholder has previously requested to receive these materials by mail or e-mail. On or about January 20, 2012, we mailed to our shareholders who have not previously requested to receive these materials by mail or e-mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our annual report and vote online. The Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions for requesting these materials included in the Notice.

QUESTIONS AND ANWERS ABOUT THE MEETING

Why am I receiving these materials?

At the Annual Meeting, shareholders will act upon the matters described in the notice of meeting contained in this Proxy Statement, including the election of directors. You are receiving this Proxy Statement and the related form of proxy because the Board of Directors of the Company is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may vote your shares as described in further detail below under the heading “How do I vote?”.

Who is entitled to vote?

Only holders of the Company’s common stock outstanding as of the close of business on January 9, 2012 (the “Record Date”) will be entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock he, she, or it held on the Record Date.

Who can attend the Annual Meeting?

All shareholders, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name” (in other words, through a broker, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the Annual Meeting.

What constitutes a quorum?

One-third of the 75,238,376 shares of common stock outstanding on the Record Date must be represented, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will be part of the quorum. Shares represented by a proxy card either marked “ABSTAIN” or returned without voting instructions are counted as present for the purpose of determining whether the quorum requirement is satisfied. Also, in those instances where shares are held by brokers who have returned a proxy but are prohibited from exercising discretionary authority on certain matters for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for quorum purposes. However, broker non-votes will not be counted as votes for or against any proposal. Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting.

What is the effect of not voting?

It will depend on how your share ownership is registered. If you own shares as a registered holder and do not vote, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares in street name and do not vote, your broker may represent your shares at the Annual Meeting for purposes of obtaining a quorum for the Annual Meeting. In the absence of your voting instructions, your broker may or may not vote your shares in its discretion depending on the proposals before the Annual Meeting. Your broker may vote your shares in its discretion on matters such as Proposal 2, the ratification of the appointment of Cherry, Bekaert & Holland, L.L.P. as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012. However, with regard to other matters such as Proposal 1, your broker may not vote your shares in its discretion and such broker non-votes will be counted towards a quorum, but will not be counted in determining whether Proposal 1 has been approved. Abstentions will be considered to be present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast for or against any of the proposals.

How do I vote?

If you are a holder of record (i.e., your shares are registered in your own name with our transfer agent), you can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods:

Voting by Telephone or Internet. If you are a registered shareholder (i.e., you own shares in your own name and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by March 6, 2012. Please see the Notice of Internet Availability or proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. Each shareholder electing to receive shareholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Can I change my vote after I return my proxy card?

Yes. If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the Secretary of the Company or mailing a proxy bearing a later date, submitting your proxy again by telephone or over the Internet or by attending the Annual Meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

Unless revoked, the shares represented by proxies received by the Board of Directors will be voted at the Annual Meeting. When a shareholder specifies a choice by means of the proxy, then the shares will be voted in accordance with such specifications. A written notice to the Company’s Secretary revoking your proxy must be sent to James A. McNulty, Secretary, Accentia Biopharmaceuticals, Inc., 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606.

What am I voting on?

You are voting on three proposals:

1.	To elect as directors the following five nominees:

•	Francis E. O’Donnell, Jr., M.D.;

•	Edmund C. King;

•	David M. Schubert;

•	Christopher C. Chapman, M.D.; and

•	William S. Poole;

2.	To ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012; and

3.	To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

What are the Board’s recommendations?

The Board recommends a vote:

1.	For the election of each of the five nominees to the Company’s Board of Directors.

2.	For the ratification of the appointment of Cherry, Bekaert & Holland, L.L.P. as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012.

If you sign and return your proxy card, unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” votes with respect to Proposal 1 (election of directors) and, with respect to proposals other than Proposal 1 (election of directors), “For” votes and “Against” votes. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be counted as votes cast “For” or “Against” any of the proposals.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give the broker or nominee specific instructions, your broker or nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What vote is required to approve the proposals?

Directors are elected by a plurality. Therefore, the five nominees for director receiving the greatest number of votes will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of such election.

Provided that a quorum is present at the Annual Meeting, the appointment of Cherry, Bekaert & Holland, L.L.P., as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012, will be ratified by the shareholders if the number of votes cast favoring the ratification exceeds the number of votes cast opposing the ratification. Abstentions and broker non-votes will not be counted as votes cast for or against the proposal.

Are there any other items that are to be discussed during the Annual Meeting?

No. The Company is not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the Board or proxy holders will use their discretion on these matters as they may arise.

Who will count the vote?

Broadridge Investor Communication Services will count the vote and will serve as the inspector of the election at the Annual Meeting.

Who pays to prepare, mail, and solicit the proxies?

Proxies may be solicited by personal meeting, Internet, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by directors, officers, and other employees of the Company, as well as the Company’s investor relations firm, none of whom will receive additional compensation for such solicitations. The cost of soliciting proxies will be borne by the Company. It is anticipated that banks, brokerage houses, and other custodians, nominees, or fiduciaries will be requested to forward solicitation materials to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed by the Company for their out-of-pocket expenses incurred in providing those services. All expenses of solicitation of proxies will be borne by the Company.

If I previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail and wish to access these materials via the Internet or via electronic delivery in the future, what should I do?

If you have previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet. If you choose instead to receive your proxy materials via electronic delivery, you will receive an e-mail containing the proxy materials.

If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery by calling or sending a written request addressed to:

Accentia Biopharmaceuticals, Inc.

Attn: James A. McNulty

324 South Hyde Park Avenue, Suite 350

Tampa, Florida 33606

Telephone No.: (813) 864-2554

Your election to receive your proxy materials by accessing the Internet or via electronic delivery will remain in effect for all future shareholder meetings unless you revoke it before the meeting by calling the telephone number listed above or sending a written request addressed to James A. McNulty at the address listed above.

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.

How can I specify a preferred delivery method for my proxy materials?

The Securities and Exchange Commission’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials and/or a single set of annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in cost savings. To take advantage of this opportunity, we have delivered only one Notice or one Proxy Statement and annual report (as applicable) to multiple shareholders who share an address, unless we received contrary instructions from such shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice and/or annual meeting materials, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you are currently a shareholder sharing an address with another shareholder and wish to receive a separate copy of the Notice or annual meeting materials for this Annual Meeting, a separate copy of future Notices or annual meeting materials, or a single copy of future Notices or annual meeting materials, please call or send a written request to:

Accentia Biopharmaceuticals, Inc.

Attn: James A. McNulty

324 South Hyde Park Avenue, Suite 350

Tampa, Florida 33606

Telephone No.: (813) 864-2554

If you elected to receive our shareholder materials via the Internet or electronic delivery, you may request paper copies, without charge, by written request addressed to James A. McNulty at the above address.

We will also furnish any exhibit to our Annual Report on Form 10-K if specifically requested.

How can I contact the members of the Board?

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to Accentia Biopharmaceuticals, Inc., Attn: Board of Directors (or the individual director(s)), 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606. Such communications will be delivered directly to the directors.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors recommends the following nominees for election as directors and recommends that each shareholder vote “FOR” each of the nominees. Executed proxies in the accompanying form will be voted at the Annual Meeting in favor of the election as directors of the nominees named below, unless authority to do so is withheld.

Our Board of Directors presently consists of five members and our directors are elected for a term of one year, or until such time as their successors are elected, at each annual meeting of shareholders. Accordingly, at the Annual Meeting, all directors are required to be elected. Our Board of Directors has nominated the following individuals to serve as directors:

•	Francis E. O’Donnell, Jr., M.D.;

•	Edmund C. King;

•	David M. Schubert;

•	Christopher C. Chapman, M.D.; and

•	William S. Poole.

The persons nominated for election have agreed to serve if elected, and the Board of Directors has no reason to believe that any of these nominees will be unavailable or will decline to serve. In the event, however, that any of the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the persons designated as proxies will vote for any nominee who is designated by our current Board of Directors to fill the vacancy.

The nominees for director named above currently are directors of the Company and are proposed to be elected at the Annual Meeting to serve one-year terms or until the next annual meeting of shareholders after the expiration of their term. Directors are elected by a plurality of the votes cast (assuming a quorum is present at the Annual Meeting), meaning that the five nominees receiving the highest number of affirmative votes will be elected as directors.

The following is biographical information and the age (as of the Record Date) for each person nominated:

Francis E. O’Donnell, Jr., M.D., age 62, was appointed by our Board of Directors as the Executive Chairman of our Board on December 20, 2011. Since our Company’s inception in 2002, Dr. O’Donnell served as the Chairman of our Board. Dr. O’Donnell served as our Chief Executive Officer from 2003 to December 2011, and served as our President from September 2003 through November 2004. On December 20, 2011, at our majority-owned subsidiary, Biovest International, Inc. (“Biovest”), Dr. O’Donnell was also appointed by its Board of Directors as its Executive Chairman of its Board. At Biovest, Dr. O’Donnell served as its Chief Executive Officer from February 2009 to December 2011 and its Vice-Chairman of its Board (non-executive) from 2003 to 2009. Since May 2002, Dr. O’Donnell has also been the Chairman of the Board of BioDelivery Sciences International, Inc. (“BDSI”), a publicly traded drug delivery technology company. Since 1999, Dr. O’Donnell has served as a manager of Hopkins Capital Group, LLC (“Hopkins”), an affiliation of limited liability companies which engage in business development of disruptive healthcare technologies. The Hopkins entities are also significant shareholders of our Company and BDSI. Dr. O’Donnell is a 1975, summa cum laude graduate of the Johns Hopkins School of Medicine. He received his specialty training at the Wilmer Ophthalmological Institute, Johns Hopkins Hospital. He is the former Professor and Chairman, Department of Ophthalmology, St. Louis University School of Medicine. Dr. O’Donnell has published over 30 peer-reviewed scientific articles and he has been awarded over 34 U.S. Patents. He is the recipient of the 2000 Jules Stein Award from Retinitis Pigmentosa International. He is a Trustee for St. Louis University. We believe that Dr. O’Donnell’s experience and skills make him a qualified and valuable member of our Board of Directors. Specifically, Dr. O’Donnell’s biotechnology experience, management experience and background in medicine make him a valuable resource on our management team and Board of Directors.

Edmund C. King, age 76, has been a Director of our Company since October 2006. He has also been a Director of our subsidiary, Biovest, since June 2010. From 1974 to 1992, Mr. King was a partner in Ernst & Young, an international accounting and consulting firm. While at Ernst & Young, Mr. King was that firm’s southern California senior healthcare partner. Prior to that, Mr. King directed the southern California healthcare practice for Arthur Young & Company, one of the predecessor firms of Ernst & Young. During his 30 years with Ernst & Young, Mr. King counseled clients in structuring acquisitions and divestitures; advised on the development of strategic plans; directed the preparation of feasibility studies; assisted with operational and financial restructuring; directed and supervised audits of client financial statements; and provided expert witness testimony and technical Securities and Exchange Commission consultation. Commencing in 1999, Mr. King became a financial consultant to SmartGate, L.C., a manufacturer and marketer of electronic sensor systems. Mr. King has served as Chief Financial Officer and Director of Invisa, Inc. since November 2000 and as Acting President and CSO since November 2007. Invisa, Inc. is a manufacturer and marketer of electronic sensor systems. Mr. King is also a member of the board of directors of LTC Properties, Inc., a NYSE listed real estate investment trust. Mr. King is a graduate of Brigham Young University, has served on the National Advisory Council of Brigham Young University’s Marriott School of Management, and has completed a Harvard University management course sponsored by Ernst & Young. Mr. King also has served as Chairman of the MPMA’s Long-Term Care Committee (Los Angeles Chapter) and is a past member of the National Association of Corporate Directors. We believe that Mr. King’s experience and background make him a qualified and valuable member of our Board of Directors. Specifically, Mr. King’s background in accounting and finance make him a valuable resource on our Board.

David M. Schubert, age 45, has been a Director of our Company since October 2005. Mr. Schubert is currently the Chief Business Officer of Accelerator Corporation (“Accelerator”), a venture capital-backed biotechnology investment company located in Seattle, Washington. Prior to joining Accelerator in 2005, Mr. Schubert served as President and founder of Cellexsys, Inc. (“Cellexsys”), a privately held biotechnology company that he founded in January 2001 that was acquired by Chromos Molecular Systems in July 2004. Following the sale of Cellexsys, Mr. Schubert has worked as an independent consultant providing advisory services to biotechnology companies. Prior to founding Cellexsys, Mr. Schubert worked for Targeted Genetics Corporation, a publicly held developer of gene-based treatments, as Senior Director, Strategic Initiatives from April 2000 to December 2000 and as Senior Director, Communications and Strategic Relations from November 1997 through March 2000. Mr. Schubert’s prior work experience also includes serving as a Senior Market Manager- Immunotherapy for Baxter Healthcare Corporation. Mr. Schubert is a graduate of Eastern Nazarene College with Bachelor’s degrees in Biology and Psychology, Utah State University with a Master’s degree in Biology, and The Pennsylvania State University with an MBA. We believe that Mr. Schubert’s experience and background make him a qualified and valuable member of our Board of Directors. Specifically, Mr. Schubert’s background in biotechnology and healthcare make him a valuable resource on our Board.

Christopher C. Chapman, M.D., age 58, has been a Director of our Company since April 2008. He has been a director of our subsidiary, Biovest, since March 2004. From 2004 to the present, Dr. Chapman has been manager of Chapman Pharmaceutical Consulting, Inc., a consulting organization that provides support on clinical and regulatory issues for pharmaceutical and biotechnology companies in North America, Europe, Japan, India and Africa. Dr. Chapman received his medical education from Georgetown University in Washington, DC in 1987, where he completed his internship in Internal Medicine. He completed a residency in Anesthesiology and a fellowship in Cardiovascular and Obstetric Anesthesiology at Georgetown University. Since 1995, Dr. Chapman has been a critical care physician on the staff at Doctor’s Community Hospital, Lanham, Maryland. In 2009, Dr. Chapman joined Takeda Pharmaceuticals, Inc., a large international pharmaceutical company, and manages pharmacovigilance for an ongoing Phase 3 clinical trial. Dr. Chapman also is a consultant manager for Middle Brook Pharmaceuticals, a developer of anti-infective products, and a manager for staff at Enzon Pharmaceuticals, a developer of innovative cancer therapeutics. Dr. Chapman was the Executive Vice President of Medical and Regulatory Affairs and Director of New Business Development (pharmaceuticals) for BioDelivery Sciences International, Inc. on a part time basis from October 2000 to November 2004. From 1995 to April 2000, Dr. Chapman was Executive Director, Medical Affairs, Quintiles Consulting and a founding Co-Director of Quintiles BRI (QBRI) Medical Affairs, Drug Safety and Medical Writing Departments. We believe that Dr. Chapman’s experience and skills make him a qualified and valuable member of our Board of Directors. Specifically, Dr. Chapman’s background in drug development consultation and clinical trials make him a valuable resource on our Board.

William S. Poole, age 64, has served as a director of our Company since June 2007. He has extensive experience in the biopharmaceutical and medical device industries, which has he worked in for forty years. From 1972 to early 1996, Mr. Poole worked for Lederle Laboratories, a Division of American Cyanamid Company. During his 24-year career at Cyanamid, Mr. Poole held positions of increasing responsibility and held the position of World-Wide Division President of the Medical Device Division when Wyeth acquired Cyanamid in 1995. From 1997 to 2000, Mr. Poole served as President, North American Pharmaceuticals, of Novo Nordisk Pharmaceuticals, and from 2000 to 2003 he also served as President of Biovail Pharmaceuticals. In both of these companies, Mr. Poole was instrumental in aggressively growing revenue, building solid management teams and dramatically improving profitability. As President of these firms, Mr. Poole had total profit and loss responsibility and directly managed vice presidents in charge of each business department within the organizations. Since April 2005, Mr. Poole has been a board member of BioDelivery Sciences International, Inc. (“BDSI”) and Chairman of its Compensation Committee. Since 2008, Mr. Poole has acted as a private consultant and, until his appointment to BDSI’s Board, Mr. Poole served as a member of the Commercial Advisory Board of BDSI’s subsidiary, Arius Pharmaceuticals, Inc. Mr. Poole was Acting President/CEO of Spherics, Inc., a biotechnology company focusing on unique delivery mechanisms of certain drugs for the treatment of CNS diseases during 2007 and 2008. We believe that Mr. Poole’s experience and skills make him a qualified and valuable member of our Board of Directors. Specifically, Mr. Poole’s experience and background in the pharmaceutical, biopharmaceutical and medical devices industries make him a qualified and valuable member of and resource for, our Board.

Required Vote

The five nominees receiving the greatest number of votes will be elected to serve as directors. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of such election.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FOLLOWING

INDIVIDUALS BE ELECTED TO THE COMPANY’S BOARD OF DIRECTORS:

•	FRANCIS E. O’DONNELL, JR., M.D.;

•	EDMUND C. KING;

•	DAVID M. SCHUBERT;

•	CHRISTOPHER C. CHAPMAN, M.D.; AND

•	WILLIAM S. POOLE.

DIRECTORS AND EXECUTIVE OFFICERS

Board Meetings and Independence

During the fiscal year ended September 30, 2011 (“Fiscal 2011”), the Board of Directors of the Company held seven meetings, all of which were telephonic meetings. In addition, the Board of Directors took action by written consent on four occasions. During Fiscal 2011, each director attended at least 75% of the total number of meetings of the Board. There were no committee meetings held by our Compensation Committee or our Governance and Nominating Committee during Fiscal 2011.

It is the Company’s current policy to strongly encourage directors to attend annual meetings of shareholders, but they are not required to attend. All of the Company’s directors attended the 2011 annual meeting of shareholders.

Our Board of Directors presently has five members, each of which is being nominated for re-election, and biographical information regarding these directors is set forth above under the caption “PROPOSAL 1—ELECTION OF DIRECTORS”. The Board has determined that four of its members are “independent directors” as defined under the applicable rules of The NASDAQ Stock Market and the Securities and Exchange Commission. These four “independent directors” are Edmund C. King, David M. Schubert, Christopher C. Chapman, M.D., and William Poole. In making its determination of independence, the Board of Directors considered questionnaires completed by each director and all ordinary course transactions between the Company and all entities with which the director is employed. With regard to Mr. Poole, the Board considered Mr. Poole’s relationship as a director of BioDelivery Sciences International, Inc., which has relationships with the Company. With regard to Dr. Chapman and Mr. King, our Board considered their relationship as directors of Biovest International, Inc., the Company’s majority-owned subsidiary. Additionally, our Board determined that Francis E. O’Donnell, Jr., M.D., who is also nominated for election under Proposal No. 1, is not independent.

Board Leadership Structure

Our Board of Directors does not have a policy on whether the same person should serve as both the chief executive officer and the chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. Our Board believes that it should have the flexibility to periodically determine the leadership structure that it believes is best for the Company. Pursuant to our governance guidelines, whenever the chairman is an employee of the Company, our Board elects a lead director from its independent directors. The lead director is currently Edmund C. King. The chairman and the chief executive officer consult periodically with the lead director on board matters and on issues facing the Company. In addition, the lead director serves as the principal liaison between the chairman of the board and the independent directors and presides at an executive session of non-management directors at each regularly scheduled board meeting.

Risk Oversight

Our Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board as disclosed in the descriptions of each of the committees herein and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. Our Board satisfies this responsibility through full reports by each committee chair regarding the applicable committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Board Committees and Committee Member Independence

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. Messrs. King, Schubert, and Chapman are members of each of these committees, and Mr. Poole is a member of the Compensation Committee. Our Board of Directors utilizes the NADSAQ rules and independence standards in determining whether its members are independent. Our Board of Directors has determined that each of the Directors serving on the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee are also independent under the NASDAQ independence standards applicable to members of such committees.

The following is a summary description of the respective responsibilities of the Board’s standing committees:

Audit Committee. During the Fiscal 2011, the Audit Committee held three meetings, all of which were telephonic meetings. In addition, the Audit Committee took action by written consent on two occasions. The Audit Committee, which was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, is responsible for overseeing the Company’s corporate accounting, financial reporting practices, audits of financial statements, and the quality and integrity of the Company’s financial statements and reports. In addition, the Audit Committee oversees the qualifications, independence and performance of the Company’s independent registered public accounting firm. Each member of the Audit Committee is able to read and understand fundamental financial statements, including the Company’s balance sheets, income statements, and cash flows statements.

The Audit Committee performs the following functions, among others:

•	appointing and replacing our independent accountants;

•	reviewing the results and scope of the independent accountants’ audit and the services provided by the independent accountants;

•	reviewing compliance with legal and regulatory requirements;

•	evaluating our audit and internal control functions; and

•	ensuring the integrity of our financial statements.

The Board of Directors has determined that Mr. King is the “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations. The Board of Directors has approved and adopted a written charter for the Audit Committee. A copy of this charter is posted on the Company’s website at www.accentia.net in the “Investor Relations” section.

Compensation Committee. The Compensation Committee is charged with overseeing the Company’s compensation policies, plans and programs. Mr. Poole is the chairman of the Compensation Committee. The Compensation Committee performs the following functions, among others, as set forth in its committee charter:

•	recommending and approving salaries, incentive compensation, and equity-based plans for our executive officers and managers;

•	reviewing corporate goals and objectives relative to executive compensation;

•	evaluating our chief executive officer’s performance in light of corporate objectives;

•	setting our chief executive officer’s compensation based on the achievement of corporate objectives;

•	developing plans for chief executive officer succession; and

•	preparing and issuing reports required under the committee charter.

The Compensation Committee oversees the Company’s executive compensation in accordance with its charter and recommends to the Board of Directors compensation for the named executive officers. The Compensation Committee receives input and recommendations from the Company’s human relations department and, when requested, from the Company’s executive officers. Neither the Compensation Committee nor the Company’s management has engaged a compensation consultant. During Fiscal 2011 and presently, the named executive officers have not entered into any written employment agreements with us.

A copy of the Compensation Committee’s charter is posted on the Company’s website at www.accentia.net in the “Investor Relations” section.

Governance and Nominating Committee. The Governance and Nominating Committee’s role is to oversee all aspects of the Company’s corporate governance functions on behalf of the Board and to evaluate candidates to serve as directors of the Company. The Governance and Nominating Committee performs the following functions, among others, as set forth in its committee charter:

•	developing criteria for director selection;

•	identifying and recommending to the full Board of Directors the director-nominees to stand for election at annual meetings of the shareholders;

•	recommending members of the Board of Directors to serve on the various committees of the Board of Directors;

•	evaluating and ensuring the independence of each member of each committee of the Board of Directors;

•	recommending to the Board of Directors our corporate governance principles; and

•	recommending to the Board of Directors a code of conduct for the Company’s directors, officers and employees.

Although the Committee has not formulated any specific minimum qualifications that the Committee believes must be met by a director-nominee that the Committee recommends to the Board of Directors, the factors it will take into account will, as set forth in the committee charter, include judgment, skill, diversity, experiences with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees of the Board of Directors.

The Governance and Nominating Committee will consider recommendations for directorships submitted by shareholders. Any such director nominee recommendations should be sent together with appropriate biographical information concerning each proposed nominee. Recommendations by shareholders that are made in accordance with the procedures described in “PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS” at the end of this document will receive the same consideration given to nominees of the Governance and Nominating Committee. A copy of the Governance and Nominating Committee’s charter is posted on the Company’s website at www.accentia.net in the “Investor Relations” section.

Director Compensation

During Fiscal 2011, although each non-employee director was entitled to an annual cash fee in the amount of $18,000, the non-employee directors opted to receive no annual cash compensation until a vote is taken to reinstate such compensation. During Fiscal 2011, our Directors received no stock option grants for purchase of shares of our common stock for serving on the Board of Directors.

Report of Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements with management.

The Audit Committee has discussed with Cherry, Bekaert & Holland, L.L.P. (“Cherry Bekaert”), the Company’s independent auditors for Fiscal 2011, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended.

The Audit Committee has received the written disclosures and the letter from Cherry Bekaert required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with Cherry Bekaert its independence.

Based on the review and discussions described above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10–K for the fiscal year ended September 30, 2011 for filing with the Securities and Exchange Commission. The Audit Committee has also selected Cherry Bekaert as the Company’s independent auditor for the fiscal year ending September 30, 2012.

THE AUDIT COMMITTEE

Edmund C. King, Chairman
David M. Schubert
Christopher C. Chapman, M.D.

January 20, 2012

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE(a)

Name and principal position	Year	Salary ($)	Option Awards ($)		All Other Compensation ($)	Total ($)
Francis E. O’Donnell, Jr., M.D. Chief Executive Officer and Chairman of the Board(5)
	Accentia compensation 2011	1(1)	0		17,479(2)	17,480
	Biovest compensation 2011	0	0		0	0
	Accentia compensation 2010	1(1)	1,415,750		16,863(3)	1,432,614
	Biovest compensation 2010	0	903,345(	4)	0	903,345

Samuel S. Duffey, Esq. President and General Counsel(8)
	Accentia compensation 2011	206,321	108,000		11,180(6)	325,501
	Biovest compensation 2011	228,606	288,125		0	576,731

	Accentia compensation 2010	175,672	1,732,725		23,313(7)	1,931,710
	Biovest compensation 2010	165,640	1,388,10		0	1,553,740

Garrison J. Hasara, CPA Acting Chief Financial Officer and Controller
	2011	181,342	54,000		14,032(9)	249,374

(a)	The Company’s employees listed in this Summary Compensation Table have dual responsibilities to provide services to both the Company and to Biovest International, Inc. (“Biovest”), the Company’s majority-owned publically traded, SEC reporting subsidiary. In this Summary Compensation Table, the compensation paid to those individuals by the Company and Biovest are shown on separate lines.
(1)	Pursuant to his employment agreement, which expired on January 1, 2010, Dr. O’Donnell was paid a salary of one dollar.
(2)	In Fiscal 2011, Dr. O’Donnell was paid $17,479 in other compensation which related to medical, dental and life insurance and long and short term disability.
(3)	In Fiscal 2010, Dr. O’Donnell was paid $16,863 in other compensation which related to medical, dental and life insurance and long and short term disability.
(4)	The amount includes Dr. O’Donnell’s director compensation by way of option award grant.
(5)	Effective as of December 20, 2011, Dr. O’Donnell was appointed by our Board of Directors to serve as Executive Chairman of the Board.
(6)	In Fiscal 2011, Mr. Duffey was paid $11,180 in other compensation which consisted of the following payments: $7,180 related to medical, dental and life insurance and long and short term disability and $4,000 related to auto allowances.
(7)	In Fiscal 2010, Mr. Duffey was paid $23,313 in other compensation which consisted of the following payments: $17,313 related to medical, dental and life insurance and long and short term disability and $6,000 related to auto allowances.
(8)	Effective as of December 20, 2011, Mr. Duffey was appointed to serve as our Chief Executive Officer, in addition to continuing his responsibilities as our President and General Counsel. Mr. Duffey was also designated to serve as our Principal Executive Officer.
(9)	In Fiscal 2011, Mr. Hasara was paid $14,032 in other compensation which consisted of payments related to medical, dental and life insurance and long and short term disability.

Employment Agreements with Executives. Dr. O’Donnell and Mr. Duffey’s salaries, as reflected above, were established by employment agreements existing prior to Fiscal 2011. On January 1, 2005, Dr. O’Donnell and Mr. Duffey each entered into an employment agreement with an initial term of five years. The employment agreements expired on January 1, 2010, and Dr. O’Donnell and Mr. Duffey each continue their employment on an “at-will” basis. Each of the employment agreements provided that, during the time of such individual’s employment and ending two years from the termination of the agreement, such individual may not solicit customers and will not engage in or own any business that is competitive with us. Mr. Hasara has not entered into an employment agreement with our Company and he continues his employment on an “at-will” basis.

Base Salaries. The base salaries reflected above were established by employment agreements existing prior to Fiscal 2010, which are described in more detail above. During Fiscal 2011, we did not establish specific performance objectives for these executives and our decisions were based on their overall performances. Of particular note is Dr. O’Donnell’s employment agreement, which, since 2005, has fixed his base salary at one dollar per year. Notwithstanding this nominal salary, Dr. O’Donnell served as our CEO on a full-time basis until December 20, 2011. Additionally, Dr. O’Donnell received no salary from our subsidiaries. This nominal base salary reflects Dr. O’Donnell’s preference for equity compensation. We believe that this form of compensation paid to Dr. O’Donnell in fiscal 2010 most closely aligned the interests of our then-CEO and our shareholders.

Cash Bonuses and Incentives. In Fiscal 2011, no cash bonuses were paid or accrued to our executive officers.

Option Awards. The amounts in the “Option Awards” column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The fair value of the stock options will likely vary from the actual value the holder receives because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise. Assumptions used in the calculation of these amounts are included in Note 1 to the Company’s audited financial statements found in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011. A description of our Company’s 2010 Equity Incentive Plan to which these Option Awards were awarded is discussed in Note 16 to the Company’s audited financial statements found in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

Perquisites. Consistent with our philosophy to preserve cash, we have sought to limit perquisites. Perquisites paid to our named executive officers are discussed in the footnotes to the Summary Compensation Table above. Our policy for paying medical and dental insurance is to pay 75% of the insurance premium. Our policy for paying life insurance, long-term and short-term disability insurances and accidental death and dismemberment insurance is to pay 100% of the insurance premiums. Our policy with regard to unused vacation for our executive group is to pay at the base salary rate for vacation not used in the prior fiscal year.

Change in Control Severance Policy. As discussed above, Dr. O’Donnell and Mr. Duffey previously entered into employment agreements with our Company, which expired according to their respective terms on January 1, 2010, and each of these named executive officers are now employed on an “at-will” basis. None of our named executive officers had change in control severance provisions in their employment agreements.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR END(a)

Name	Number of Securities Underlying Unexercised Options - (#) Exercisable	Number of Securities Underlying Unexercised Options - (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Francis E. O’Donnell, Jr., M.D.
Accentia Biopharmaceuticals, Inc. options(1)
	2,252	—	2.22	04/10/2013
	37,500	—	2.61	03/01/2018
	60,000	—	0.18	02/24/2019
	3,500,000	—	0.44	02/12/2020
Biovest International, Inc. options(2)
	20,000	—	0.50	03/13/2014
	20,000	—	0.50	03/10/2015
	60,000	—	1.13	10/19/2016
	75,000	—	0.66	04/11/2018
	1,000,000	—	0.06	02/24/2019
	125,000	—	0.07	02/24/2019
	1,950,000	—	0.69	02/22/2020
	20,000	—	0.50	03/13/2014

Continued

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR END(a)

(Continued)

Name	Number of Securities Underlying Unexercised Options - (#) Exercisable	Number of Securities Underlying Unexercised Options - (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Samuel S. Duffey, Esq.
Accentia Biopharmaceuticals, Inc. options(1)
	118,765	—	2.11	11/07/2013
	41,168	—	7.59	02/09/2016
	391,168	—	3.70	12/15/2016
	275,000	—	2.69	01/07/2018
	2,000,000	—	0.18	11/13/2018
	4,250,000	—	0.44	02/12/2020
		150,000	0.80	01/01/2021

Biovest International, Inc. options(2)
	500,000	—	0.50	11/11/2013
	500,000	—	0.72	02/10/2016
	150,000	—	0.60	04/11/2018
	1,500,000	—	0.06	02/24/2019
	3,000,000	—	0.69	02/22/2020
		250,000	0.92	01/01/2021

Garrison J. Hasara, CPA
Accentia Biopharmaceuticals, Inc. options(1)
	4,751	—	2.63	07/01/2014
	6,986	—	6.90	02/09/2016
	20,000	—	2.44	10/10/2016
	19,572	—	3.36	12/15/2016
	100,000	—	2.69	01/07/2018
	75,000	—	0.18	02/24/2019
	600,000	—	0.44	02/12/2020
	—	75,000	0.80	01/01/2021

Biovest International, Inc. options(2)

	15,000	—	0.70	03/02/2016
	45,000	—	0.60	04/11/2018
	100,000	—	0.06	02/24/2019
	100,000	—	0.69	02/22/2020

(a)	The Company’s employees listed in this Outstanding Equity Awards at 2011 Fiscal Year End Table have dual responsibilities to provide services to both the Company and to Biovest International, Inc. (“Biovest”), the Company’s majority-owned publically traded, SEC reporting subsidiary. In this Outstanding Equity Awards at 2011 Fiscal Year End Table, the stock options grants issued to those individuals by the Company and Biovest are shown on separate lines.
(1)	Options to purchase shares of our common stock, granted pursuant to our Equity Incentive Plans.
(2)	Options to purchase shares of Biovest’s common stock, granted pursuant to Biovest’s Equity Incentive Plans.

Option Grants. In Fiscal 2011, we granted options to purchase the following number of our common stock shares to the following executive officers under our 2010 Equity Incentive Plan.

•	150,000 to Mr. Duffey; and

•	75,000 to Mr. Hasara.

The option grants had an exercise price that was equal to 100% of the closing market price for our common stock on the date of the option grant. These option grants will vest as follows:

•

Mr. Duffey’s option awards with an expiration date of January 1, 2021 will vest upon the achievement of certain milestones relating to stock price and the continued development of the Company’s products; and

•

Mr. Hasara’s options awards with an expiration date of January 1, 2021 will vest upon the achievement of certain milestones relating to stock price and the continued development of the Company’s products.

Our decision to grant options was based primarily on the recommendation of our Compensation Committee and our desire to retain and motivate our employees.

DIRECTOR COMPENSATION

FOR FISCAL YEAR ENDED SEPTEMBER 30, 2011

For Fiscal 2011, our Board of Directors did not receive any compensation (monetary or grant award) for serving as members of the Board of Directors or as members or chairmen of the various committees of the Board of Directors. Customarily, we would calculate the amounts in the “Option Awards” column and include the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The fair value of the stock options would likely vary from the actual value the holder would receive because the actual value depends on the number of options exercised and the market price of our stock on the date of exercise. Assumptions used in the calculation of these amounts would be included in Note 1 to our audited financial statements in our Company’s Annual Report on Form 10–K for the fiscal year ended September 30, 2011.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Francis E. O’Donnell, Jr., M.D. (1)	—	—	—

Edmund C. King(2)	—	—	—

Christopher C. Chapman, M.D. (3)	—	—	—

David M. Schubert(4)	—	—	—

William S. Poole(5)	—	—	—

(1)	See the above Outstanding Equity Awards table for Dr. O’Donnell’s aggregate number of outstanding option awards.
(2)	As of September 30, 2011, the aggregate number of outstanding option awards held by Mr. King was 485,000.
(3)	As of September 30, 2011, the aggregate number of outstanding option awards held by Dr. Chapman was 382,500.
(4)	As of September 30, 2011, the aggregate number of outstanding option awards held by Mr. Schubert was 467,500.
(5)	As of September 30, 2011, the aggregate number of outstanding option awards held by Mr. Poole was 385,000.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors recommends the ratification of the appointment of Cherry, Bekaert & Holland, L.L.P. (“Cherry Bekaert”) as our independent registered public accounting firm for the fiscal year ending September 30, 2012 and recommends that each shareholder vote “FOR” the ratification. Executed proxies in the accompanying form will be voted at the Annual Meeting in favor of the ratification of the appointment of Cherry Bekaert as our independent registered public accounting firm, unless authority to do so is withheld.

At the Annual Meeting, the shareholders will be asked to ratify the appointment of Cherry Bekaert, as our independent registered public accounting firm for the fiscal year ending September 30, 2012. The Audit Committee of our Board of Directors has recommended, and the Board of Directors has already appointed, Cherry Bekaert as our independent registered public accounting firm for our fiscal year ending September 30, 2012. Cherry Bekaert also served as our independent registered public accounting firm during the fiscal year ended September 30, 2011. If the shareholders do not ratify the appointment of Cherry Bekaert, our Board of Directors will consider the selection of other independent public accountants for the 2012 fiscal year, but will not be required to appoint a different independent public accountant.

Shareholder ratification of the appointment of Cherry Bekaert as our independent registered public accounting firm is not required by our articles of incorporation or bylaws. However, our Board of Directors is submitting the appointment of Cherry Bekaert to the shareholders for ratification as a matter of good corporate practice. Even if the appointment is ratified, our Board of Directors, in its discretion, may direct the appointment of a different independent registered public accounting firm for such fiscal year if the Board of Directors feels that such a change would be in the best interests of our company and its shareholders.

Representatives of Cherry Bekaert will not be present at the Annual Meeting.

Required Vote

Provided that a quorum is present at the Annual Meeting, the appointment of Cherry Bekaert as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012 will be ratified by the shareholders if the number of votes cast favoring the ratification exceeds the number of votes cast opposing the ratification. Abstentions and broker non-votes will not be counted as votes cast for or against this proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE

“FOR” THE RATIFICATION OF THE APPOINTMENT OF CHERRY, BEKAERT & HOLLAND, L.L.P.,

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

FISCAL YEAR ENDING SEPTEMBER 30, 2012.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The consolidated financial statements as of and for the years ended September 30, 2011 and 2010 have been audited by Cherry Bekaert, our independent registered public accounting firm.

Audit and Related Fees

We engaged Cherry Bekaert to perform the audit of the September 30, 2011 and 2010 financial statements. We also engaged Cherry Bekaert to prepare our 2011 and 2010 income tax returns.

The following table provides information relating to the fees billed by Cherry Bekaert for the fiscal years ended September 30, 2011 and 2010:

	2011	2010
Audit fees (1)	$128,200	$213,000
Audit-related fees	—	—
Tax fees (2)	$20,000	$32,000
All other fees (3)	$—	$—

(1)	The aggregate audit fees billed for professional services rendered for the audits of our financial statements, the review of our interim condensed financial statements, and other professional services that are normally provided by Cherry Bekaert in connection with statutory and regulatory filings or engagements, such as our registration statement on Form S-1 filed in February 2011 and our registration statement on Form S-8 filed in March 2011.
(2)	The tax fees billed for tax professional services rendered for the preparation of our Federal and State tax returns.
(3)	During Fiscal 2010, we engaged Pender Newkirk to conduct the audit of our 401(k) plan financial statements. $12,500 in fees were billed by Pender Newkirk in connection with such audit.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All such services provided and associated fees incurred in Fiscal 2011 were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of December 31, 2011 by:

•	each person (or group of affiliated persons) known by us to beneficially own more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Information with respect to beneficial ownership has been furnished by each director, officer and beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares of common stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of December 31, 2011 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

Except as otherwise noted below, and subject to applicable community property laws, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned(1)

5% Shareholders
The Hopkins Capital Group, LLC(2)	3,849,592	5.12%
865 Longboat Club Road
Long Boat Key, FL 34228

Ronald E. Osman(3)	15,602,244	17.18%
1602 West Kimmel Street
Marion, IL 62959

Dennis Ryll(4)	6,590,240	8.57%
2595 Red Springs Drive
Las Vegas, NV 89135

Named Executive Officers and Directors
Francis E. O’Donnell, Jr., M.D.(5)	9,455,340	11.97%
Samuel S. Duffey, Esq.(6)	7,076,101	8.60%
Garrison J. Hasara, CPA(7)	826,309	1.09%
James A. McNulty, CPA(8)	844,633	1.11%
Douglas M. Calder(9)	1,090,000	1.43%
Carlos F. Santos, Ph.D.(10)	1,257,348	1.64%
David M. Schubert(11)	467,500	*
Edmund King(12)	485,000	*
William S. Poole(13)	385,000	*
Christopher C. Chapman, M.D.(14)	382,500	*
Executive Officers and Directors as Group (10 persons)	22,269,731	22.84%

*	Less than 1.0%

(1)	These percentages were calculated using the 75,238,376 shares of our common stock outstanding on December 31, 2011.

(2)	In the foregoing table, the shares beneficially owned by The Hopkins Capital Group, LLC include 3,849,592 shares of common stock held by The Hopkins Capital Group, LLC (“Hopkins”). Dr. O’Donnell holds voting and investment power over the shares held by Hopkins, as its Manager and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(3)	In the foregoing table, Mr. Osman’s beneficial ownership includes:
(a)	263,168 shares of common stock held by Mr. Osman, 423,354 shares of common stock held by MRB&B, LLC, 65,422 shares of common stock held by Ronald E. Osman & Associates, Ltd. 401(k) Profit Sharing Plan (“Osman 401(k) Plan”), and 144,417 shares of common stock held by Corps Real, LLC;
(b)	5,882,353 of common stock issuable pursuant to warrants held by Corps Real, LLC; and
(c)	8,823,530 shares of common stock issuable pursuant to a secured convertible promissory note held by Corps Real, LLC.

Mr. Osman holds voting and investment power over the shares held by Osman 401(k) Plan. Mr. Osman does not hold ownership and voting and investment power over the shares held by Michelle Osman Trust and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. Mr. Osman is the manager of both, MRB&B, LLC and Corps Real, LLC and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(4)	In the foregoing table, Mr. Ryll’s beneficial ownership includes:
(a)	4,889,175 shares of common stock held by Mr. Ryll;
(b)	19,833 shares of common stock held by Diane E. Ryll, Trustee of the Diane E. Ryll Revocable Trust U/T/A dated December 17, 1998, as amended (“Diane Ryll Trust); and
(c)	1,681,232 shares of common stock issuable pursuant to a secured convertible promissory note held by Mr. Ryll.

Mr. Ryll does not hold ownership and voting and investment power over the shares held by Diane Ryll Trust and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(5)	In the foregoing table, Dr. O’Donnell’s beneficial ownership includes:
(a)	750,000 shares of common stock held by Dr. O’Donnell, 3,849,592 shares of common stock held by The Hopkins Capital Group, LLC (“Hopkins”), 205,996 shares of common stock and 175,000 warrants held by The Hopkins Capital Group II, LLC (“Hopkins II”) and 875,000 shares of common stock held by Hopkins Capital Partners, Inc.; and
(b)	3,599,752 shares of common stock issuable pursuant to options held by Dr. O’Donnell that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

Dr. O’Donnell holds voting and investment power over shares held by each of Hopkins and Hopkins II as the Manager of Hopkins and Hopkins II and over shares held by Hopkins Capital Partners, Inc. as President of Hopkins Capital Partners, Inc. and disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(6)	In the foregoing table, Mr. Duffey’s beneficial ownership consists of 7,076,101 shares of common stock issuable pursuant to options held by Mr. Duffey that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

(7)	In the foregoing table, Mr. Hasara’s beneficial ownership consists of 826,309 shares of common stock issuable pursuant to options held by Mr. Hasara that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

(8)	In the foregoing table, Mr. McNulty’s beneficial ownership consists of 844,633 shares of common stock issuable pursuant to options held by Mr. McNulty that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

(9)	In the foregoing table, Mr. Calder’s beneficial ownership consists of 1,090,000 shares of common stock issuable pursuant to options held by Mr. Calder that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

(10)	In the foregoing table, Dr. Santos’ beneficial ownership consists of 1,257,348 shares of common stock issuable pursuant to options held by Dr. Santos that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

(11)	In the foregoing table, Mr. Schubert’s beneficial ownership consists of 467,500 shares of common stock issuable pursuant to options held by Mr. Schubert that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

(12)	In the foregoing table, Mr. King’s beneficial ownership consists of 485,000 shares of common stock issuable pursuant to options held by Mr. King that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

(13)	In the foregoing table, Mr. Poole’s beneficial ownership consists of 385,000 shares of common stock issuable pursuant to options held by Mr. Poole that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

(14)	In the foregoing table, Dr. Chapman’s beneficial ownership consists of 382,500 shares of common stock issuable pursuant to options held by Dr. Chapman that are currently exercisable or that are exercisable within 60 days of December 31, 2011.

Equity Compensation Plan Information

Securities authorized for issuance under equity compensation plans as of September 30, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	25,156,998	$0.81	13,086,532

Total	25,156,998	$0.81	13,086,532

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, an officer, director, or greater-than-10% shareholder of the Company must file a Form 4 reporting the acquisition or disposition of the Company’s equity securities with the Securities and Exchange Commission no later than the end of the second business day after the day the transaction occurred unless certain exceptions apply. Transactions not reported on Form 4 must be reported on Form 5 within 45 days after the end of the Company’s fiscal year. Such persons must also file initial reports of ownership on Form 3 upon becoming an officer, director, or greater-than-10% shareholder. To our knowledge, no such person has failed to timely file any report required by Section 16(a) or failed to comply with applicable Section 16(a) filing requirements during the fiscal year ended September 30, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During our fiscal years ended September 30, 2011 and 2010, we were a party to the following transactions with certain of our executive officers, directors, holders of more than 5% of our voting securities, and their respective affiliates. We believe that the terms of these transactions were no less favorable to us than the terms that could have been obtained from unaffiliated third parties. In some instances, transactions which occurred in prior years are also described in order to provide proper background.

Relationship with Biovest International, Inc.

As of December 31, 2011, our Company owned a 61% interest in Biovest International, Inc. (“Biovest”). On November 17, 2010, in accordance with Biovest’s Plan of Reorganization, the entire outstanding balance due from Biovest to us (approximately $13.4 million) was converted into shares of Biovest common stock, which were issued to our Company at a conversion price equal to $0.75 per share and which resulted in the issuance by Biovest to us of a total of 17,925,720 shares of Biovest common stock.

Relationships with Affiliates

Corps Real - Accentia

On June 13, 2011, we entered into a convertible debt financing transaction with Corps Real, LLC (“Corps Real”) providing for aggregate loans to our Company in the maximum amount of $4.0 million. Corps Real is a Biovest shareholder, as well as Biovest’s senior secured lender. Both Corps Real and the majority owner of Corps Real are managed by Ronald E. Osman, Esq., a shareholder of our Company, who is also a shareholder and director of Biovest. We executed a secured promissory note, payable to Corps Real, in the maximum principal amount of $4.0 million (the “Accentia Corp Real Note”), under which Corps Real advanced $1.0 million to our Company on June 13, 2011, August 1, 2011 and November 15, 2011, respectively and advanced and agreed to advance an additional $1.0 million to our Company on January 15, 2012. The other material terms and conditions of the Accentia Corps Real Note are as follows:

•	The Note will mature on June 13, 2016, at which time all indebtedness under the Accentia Corps Real Note will be due and payable;

•

Interest on the outstanding principal amount of the Accentia Corps Real Note accrues and will be payable at a fixed rate of five percent (5%) per annum. Interest began accruing on June 13, 2011 and will be payable on a quarterly basis in arrears (as to the principal amount then outstanding). Interest payments may be paid in cash or, at our election, may be paid in shares of our common stock based on the volume-weighted average trading price of our common stock during the last ten (10) trading days of the quarterly interest period;

•

At Corps Real’s option, at any time prior to the earlier to occur of (a) the date of our prepayment of the Accentia Corps Real Note in full or (b) the maturity date of the Accentia Corps Real Note, Corps Real may convert all or a portion of the outstanding balance of the Accentia Corps Real Note (including any accrued and unpaid interest) into shares of our common stock at a conversion rate equal to $0.34 per share;

•

If our common stock trades at $2.00 per share for ten (10) consecutive trading days, then we may, within three (3) trading days after the end of any such period, cause Corps Real to convert all or part of the then outstanding principal amount of the Accentia Corps Real Note at the then conversion price, plus accrued but unpaid interest;

•

Subject to certain exceptions, if we wish to complete a follow-on equity linked financing during the twelve (12) month period following June 13, 2011 at a price per share that is less than the conversion price under the Accentia Corps Real Note, then our full Board of Directors must first confer with Mr. Osman, the manager of Corps Real, and we must offer Corps Real the first right of refusal to provide or to participate in such equity linked financing;

•

We will not be permitted to effect a conversion of the Accentia Corps Real Note and Corps Real will not be permitted to convert the Accentia Corps Real Note to the extent that, after giving effect to an issuance after a conversion of the Accentia Corps Real Note, Corps Real (together with Corps Real’s affiliates and any other person or entity acting as a group together with Corps Real or any of Corps Real’s affiliates) would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of our common stock issuable upon conversion of the Accentia Corps Real Note;

•

We may prepay the Accentia Corps Real Note, in full, at any time without penalty, provided that we must provide ten (10) days advance written notice to Corps Real of the date for any such prepayment, during which period Corps Real may exercise its right to convert into shares of our common stock; and

•

Corps Real may, among other things, declare the entire outstanding principal amount, together with all accrued interest and all other sums due under the Accentia Corps Real Note, to be immediately due and payable upon our failure to pay, when due, any amounts due under the Accentia Corps Real Note if such amounts remain unpaid for five (5) business days after the due date or upon the occurrence of any other event of default described in the Security Agreement (as defined below).

To secure payment of the Accentia Corps Real Note, we also entered into a Security Agreement, dated June 13, 2011, with Corps Real (the “Security Agreement”). Under the Security Agreement, all obligations under the Accentia Corps Real Note are secured by a first security interest in (a) 12 million shares of Biovest common stock owned by our Company, (b) all of our contractual rights pertaining to the first product for which a new drug application (“NDA”) is filed containing BEMA Granisetron following the date of our December 30, 2009 Settlement Agreement with BioDelivery Sciences International, Inc. (“BDSI”); provided, however, that if BEMA Granisetron is not the first BEMA-based product for which an NDA is filed with the FDA by or on behalf of BDSI following that date, then the applicable product shall be the first BEMA-based product for which an NDA is filed with the FDA by or on behalf of BDSI following the date of the settlement agreement (as described below), and (c) all attachments, additions, replacements, substitutions, and accessions and all proceeds thereof in any form.

As part of the convertible debt financing transaction, we also issued to Corps Real a Common Stock Purchase Warrant to purchase 5,882,353 shares of our common stock (the “Accentia Corps Real Warrant”) for an exercise price of $0.47 per share (subject to adjustment for stock splits, stock dividends, and the like). The other material terms and conditions of the Accentia Corps Real Warrant are as follows:

•	The Accentia Corps Real Warrant is currently exercisable and will continue to be exercisable until the close of business on June 13, 2016;

•

If the fair market value of one share of our common stock is greater than the exercise price, in lieu of exercising the Accentia Corps Real Warrant for cash, Corps Real may elect to utilize the cashless exercise provisions of the Accentia Corps Real Warrant; and

•

We will not be permitted to effect any exercise of the Accentia Corps Real Warrant, and Corps Real will not be permitted to exercise any portion of the Accentia Corps Real Warrant, to the extent that, after giving effect to such issuance after exercise, Corps Real (together with Corps Real’s affiliates and any other person or entity acting as a group together with Corps Real or any of Corps Real’s affiliates) would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of the shares of our common stock issuable upon exercise of the Accentia Corps Real Warrant.

As of December 31, 2011, we have not paid either by cash or by conversion into our common stock, any of the $3.0 million principal balance of the Accentia Corps Real Note. Corps Real’s initial $1.0 million advance in June 2011 did not meet the prepayment requirements of the Laurus/Valens Notes. However, the August 2011 advance triggered a prepayment to Laurus/Valens of principal and accrued interest of approximately $0.2 million. The November 2011 advance was exempt from the Laurus/Valens prepayment requirements under the Laurus/Valens Amendment Agreement (as defined below).

Corps Real -Biovest

On November 17, 2010 and in accordance with Biovest’s Plan of Reorganization, Biovest executed and delivered in favor of Corps Real a secured convertible promissory note (the “Biovest Corps Real Note”) in an original principal amount equal to $2,291,560, which allows Biovest to draw up to an additional $0.9 million. The Biovest Corps Real Note replaces the $3.0 million secured line of credit promissory note dated December 22, 2008, which was previously executed in favor of Corps Real. The Biovest Corps Real Note matures on November 17, 2012 and all principal and accrued but unpaid interest is payable in cash on such date. Interest accrues and is payable on the outstanding principal amount of the Biovest Corps Real Note at a fixed rate of sixteen percent (16%) per annum, with interest in the amount of ten percent (10%) to be paid monthly and interest in the amount of six percent (6%) to accrue and be paid on the maturity date. Biovest may prepay the Biovest Corps Real Note in full, without penalty, at any time, and Corps Real may convert all or a portion of the outstanding balance of the Biovest Corps Real Note into shares of Biovest common stock at a conversion rate of $0.75 per share of Biovest common stock. The Biovest Corps Real Note is secured by a first priority lien on all of Biovest’s assets.

Laurus/Valens Term Notes - Accentia

On November 17, 2010, the Effective Date our Plan of Reorganization (the “Effective Date”), and in accordance with our Plan of Reorganization, we issued security agreements and term notes to Laurus Master Fund, Ltd. (in liquidation) (“Laurus”), PSource Structured Debt Limited (“PSource”), Valens Offshore SPV I, Ltd. (“Valens I”), Valens Offshore SPV II, Corp. (“Valens II”), Valens U.S. SPV I, LLC (“Valens U.S.”), and LV Administrative Services, Inc. (collectively, “Laurus/Valens”), in the original aggregate principal amount of $8.8 million (the “Laurus/Valens Term Notes”) in satisfaction of allowed claims prior to the Effective Date. Laurus/Valens are our shareholders and our senior secured lenders. Laurus/Valens are Biovest shareholders and a secured lenders.

The following are the material terms and conditions of the Laurus/Valens Term Notes:

•	the Laurus/Valens Term Notes mature on November 17, 2012 and may be prepaid at any time without penalty;

•

interest accrues on the Laurus/Valens Term Notes at the rate of eight and one-half percent (8.5%) per annum (with a twelve and one-half percent (12.5%) per annum default rate), and is payable at the time of any principal payment or prepayment of principal;

•	we are required to make mandatory prepayments under the Laurus/Valens Term Notes as follows:

•

on May 17, 2012, a payment of principal, in cash, in the amount of $4.4 million, less the amount of any prior optional prepayments of principal by our Company and the amount of any other mandatory prepayments of principal under the Laurus/Valens Term Notes;

•

a prepayment equal to thirty percent (30%) of the net proceeds (i.e., the gross proceeds received less any investment banking or similar fees and commissions and legal costs and expenses incurred by our Company) of certain capital raising transactions (with certain exclusions); and

•	all of the assets of Analytica, which secure a guaranty of Analytica as to the entire indebtedness under the Laurus/Valens Term Notes.

and

•

with the prior written consent of Laurus/Valens, we any may convert all or any portion of the outstanding principal and accrued interest under the Laurus/Valens Term Notes into a number of shares of our common stock equal to (a) the aggregate portion of the principal and accrued but unpaid interest outstanding under the Laurus/Valens Term Note being converted, divided by (b) ninety percent (90%) of the average closing price publicly reported for our common stock for the ten (10) trading days immediately preceding the date of the notice of conversion.

On August 1, 2011, upon receipt of the second $1.0 million tranche of the Accentia Corps Real Note (as defined above), we paid Laurus/Valens, under the prepayment terms of the Laurus/Valens Term Notes as described above, an amount equal to $138,853, consisting of $131,012 in principal and $7,841 in accrued interest.

On December 15, 2011, in connection with the sale of the assets and business of our wholly-owned subsidiary, Analytica International, Inc. (“Analytica”), we entered into an agreement with LV Administrative Services, Inc., as agent for and on behalf of Laurus/Valens (the “Laurus/Valens Amendment Agreement”), whereby Laurus/Valens, conditioned upon receipt of our upfront payment of $4 million of principal and interest: (1) consented to the transactions contemplated by the purchase agreement relating to the sale of the assets and business of Analytica (the “Analytica Asset Purchase Agreement”) and released all liens and security interests on Analytica’s assets and business to be sold to the purchaser(s); (2) waived any right to any of the earnout as defined and payable pursuant to the Analytica Asset Purchase Agreement; (3) extended the maturity date of our outstanding Laurus/Valens Term Notes held by Laurus/Valens from May 17, 2012 and November 17, 2012 to May 17, 2013 and November 17, 2013, respectively; and (4) modified the obligation set forth in the Laurus/Valens Term Notes that previously required our Company to pay thirty percent (30%) of any capital raised by our Company to Laurus/Valens as a prepayment on the Laurus/Valens Term Notes. The aggregate principal balance of the Laurus/Valens Term Notes at December 31, 2011 was approximately $5.0 million.

Laurus/Valens-Biovest

On November 17, 2010 and in accordance with Biovest’s Plan of Reorganization, Biovest issued two new types of notes (the “Laurus/Valens Term A Notes” and the “Laurus/Valens Term B Notes”) in the aggregate original principal amount of $29.06 million to Laurus/Valens in compromise and satisfaction of secured claims prior to November 17, 2010.

The following are the material terms and conditions of the Laurus/Valens Term A Notes:

•	the original aggregate principal amount of the Laurus/Valens Term A Notes was $24.9 million;

•	the Laurus/Valens Term A Notes are due in one installment of principal and interest at maturity on November 17, 2012;

•	interest accrues at the rate of eight percent (8%) per annum (with a twelve percent (12%) per annum default rate), and is payable at the time of any principal payment or prepayment of principal;

•	Biovest may prepay the Laurus/Valens Term A Notes, without penalty, at any time; and

•	Biovest is required to make mandatory prepayments under the Laurus/Valens Term A Notes as follows:

•

a prepayment equal to thirty percent (30%) of the net proceeds (i.e., the gross proceeds received less any investment banking or similar fees and commissions and legal costs and expenses incurred by Biovest) of certain capital raising transactions (with certain exclusions), but only up to the then outstanding principal and accrued interest under the Laurus/Valens Term A Notes;

•	from any intercompany funding by the Company to Biovest (with certain exceptions and conditions); and

•

a prepayment equal to fifty percent (50%) of the positive net cash flow of Biovest for each fiscal quarter after November 17, 2010, less the amount of certain capital expenditures on certain biopharmaceutical products of Biovest made during such fiscal quarter or during any prior fiscal quarter ending after November 17, 2010.

On November 18, 2010, Biovest prepaid the Laurus/Valens Term A Notes in an amount equal to $1.4 million from the proceeds received in Biovest’s October 10, 2010 exit financing.

The following are the material terms and conditions of the Laurus/Valens Term B Notes:

•	the original aggregate principal amount of the Laurus/Valens Term B Notes was $4.16 million;

•	the Laurus/Valens Term B Notes mature on November 17, 2013;

•	interest accrues at the rate of eight percent (8%) per annum (with a twelve percent (12%) per annum default rate), and is payable at the time of any principal payment or prepayment of principal;

•	Biovest may prepay the Laurus/Valens Term B Notes, without penalty, at any time; and

•

provided that the Laurus/Valens Term A Notes have been paid in full, Biovest is required to make mandatory prepayments under the Laurus/Valens Term B Notes from any intercompany funding by the Company to Biovest (with certain exceptions and conditions), but only up to the amount of the outstanding principal and accrued interest under the Laurus/Valens Term B Notes.

With the prior written consent of Laurus/Valens, Biovest may convert all or any portion of the outstanding principal and accrued interest under either the Laurus/Valens Term A Notes or the Laurus/Valens Term B Notes into shares of Biovest common stock. The number of shares of Biovest common stock issuable on such a conversion is equal to (a) an amount equal to the aggregate portion of the principal and accrued and unpaid interest thereon outstanding under the applicable Laurus/Valens Term A Notes or the Laurus/Valens Term B Notes being converted, divided by (b) ninety percent (90%) of the average closing price publicly reported (or reported by Pink Sheets, LLC) for shares of Biovest common stock for the ten (10) trading days immediately preceding the date of the notice of conversion.

The Laurus/Valens Term A Notes and the Laurus/Valens Term B Notes are secured by a lien on all of the assets of Biovest, junior only to the lien granted to Corps Real and to certain permitted liens by Biovest. The Laurus/Valens Term A Notes and the Laurus/Valens Term B Notes are guaranteed by the Company (the “Accentia Guaranty”) up to a maximum amount of $4,991,360. The Accentia Guaranty is secured by a pledge by the Company of 20,115,818 shares of Biovest common stock owned by the Company and was secured by the assets of Analytica. As noted above, the lien on Analytica’s assets was released in connection with the sale of Analytica’s assets and business.

Accentia Class 3 Plan Note

On the Effective Date and in accordance with our Plan of Reorganization, we issued a new promissory note in an original principal amount of $4,483,284 (the “Class 3 Plan Note”) to Dennis Ryll, a shareholder of our Company’s common stock and the holder by assignment of our previously-issued secured note to Southwest Bank of St. Louis f/k/a Missouri State Bank (“Southwest Bank”), as payment of our obligation to Southwest Bank prior to the Effective Date. The Company is not obligated to pay the Class 3 Plan Note in cash, and instead may pay through quarterly conversions into shares of our common stock or, subject to certain conditions, by exchanging the quarterly conversion amounts into shares of Biovest common stock owned by our Company. The following are the material terms and conditions of the Class 3 Plan Note:

•	the Class 3 Plan Note matures on August 17, 2012;

•	interest accrues and is payable on the outstanding principal balance of the Class 3 Plan Note from time to time (the “Class 3 Interest”) at a fixed rate of six percent (6%) per annum;

•

on the Effective Date and on each of the following seven (7) quarterly anniversaries of the Effective Date (each, a “Class 3 Automatic Conversion Date”), provided that the average of the trading price of our common stock (as determined in accordance with the Class 3 Plan Note and our Plan of Reorganization) for the ten (10) consecutive trading days ending on the trading day that is immediately preceding the then applicable Class 3 Automatic Conversion Date (the “Class 3 Automatic Conversion Price”) is at least $1.00 per share, one-eighth (1/8th) of the original principal balance of the Class 3 Plan Note plus the Class 3 Interest as of the Class 3 Automatic Conversion Date (the “Class 3 Automatic Conversion Amount”) will be automatically converted into shares of our common stock at a conversion rate equal to the Class 3 Automatic Conversion Price per share of our common stock;

•

the Class 3 Plan Note is secured by a lien on 15 million shares of Biovest common stock owned by our Company (the “Class 3 Pledged Shares”), subject to the incremental release of a designated portion of such security upon each quarterly payment under the Class 3 Plan Note. As of December 31, 2011, there remained approximately 5.6 million Class 3 Pledged Shares;

•

if, on any Class 3 Automatic Conversion Date, the Class 3 Automatic Conversion Price is less than $1.00 per share, Mr. Ryll may, at his election, convert the Class 3 Automatic Conversion Amount into shares of our common stock at a conversion rate equal to $1.00 per share of our common stock; and

•

if, on any Class 3 Automatic Conversion Date, the Class 3 Automatic Conversion Price is less than $1.00 per share, and Mr. Ryll does not elect to convert the Class 3 Automatic Conversion Amount into shares of our common stock at a conversion rate equal to $1.00 per share of our common stock, then we, at our election and upon written notice to Mr. Ryll, may deliver the Class 3 Automatic Conversion Amount by one of the following four methods of payment or a combination thereof:

(i)	the number of shares of our common stock determined by dividing the Class 3 Automatic Conversion Amount by $1.00 (“Conversion Shares”) plus, after the payment, the difference between (a) the Class 3 Automatic Conversion Amount and (b) the product of the Class 3 Automatic Conversion Price on the Class 3 Automatic Conversion Date and the number of shares of our common stock issued (as determined above); or

(ii)	the number of shares of our common stock determined by dividing the Class 3 Automatic Conversion Amount by $1.00 plus, in order to pay the shortfall in the Class 3 Automatic Conversion Amount after the payment (as determined above), that number of the Class 3 Pledged Shares that has a value equal to the remaining unpaid portion of the Class 3 Automatic Conversion Amount (as determined above), using a conversion rate equal to the average of the trading price of shares of Biovest common stock for the ten (10) consecutive trading days prior to the Class 3 Automatic Conversion Date (the “Biovest VWAP Price”); or

(iii)	the number of shares of our common stock determined by dividing the Class 3 Automatic Conversion Amount by $1.00 plus cash in an amount equal to the shortfall in the Class 3 Automatic Conversion Amount after the payment (as determined above); or

(iv)	the number of the Class 3 Pledged Shares that has a value equal to the Class 3 Automatic Conversion Amount, using a conversion rate equal to the Biovest VWAP Price., i.e., dividing the Automatic Conversion Amount by the Biovest VWAP Price.

As of December 31, 2011, approximately $2.8 million in principal and approximately $0.2 million in accrued interest under the Class 3 Plan Note had been converted into a combination of the Conversion Shares and Class 3 Pledged Shares at conversion prices between $0.36 and $1.36 per share, resulting in the delivery to Mr. Ryll of 4,766,828 shares of our common stock and 869,686 shares of Biovest common stock owned by our Company. The principal balance at December 31, 2011 was approximately $1.7 million.

BDSI/Arius Settlement

On February 17, 2010, the Bankruptcy Court entered an Order approving an Emezine Settlement Agreement (the “Settlement Agreement”) between our Company and BDSI, which was entered into as of December 30, 2009. Members of BDSI’s management team and Board of Directors are members of our management team and our Board of Directors. Parties to the Settlement Agreement are the Company, our wholly-owned subsidiary, TEAMM Pharmaceuticals, Inc. (d/b/a Accentia Pharmaceuticals) (“TEAMM”), BDSI, and BDSI’s wholly-owned subsidiary, Arius Pharmaceuticals, Inc. (“Arius”).

The purpose of the Settlement Agreement is to memorialize the terms and conditions of a settlement between our Company and BDSI regarding claims relating to a Distribution Agreement dated March 12, 2004 between Arius and TEAMM (the “Distribution Agreement”) related to the marketing and distribution of Emezine, a product licensed by Arius from Reckitt Benckiser Healthcare (UK) Limited. Following the issuance in February 2006 by the FDA of a non-approvable letter with respect to the NDA for Emezine, BDSI ceased its Emezine-related development efforts and on December 17, 2008, the Distribution Agreement was terminated. The Settlement Agreement resolves our claims against BDSI under the terminated Distribution Agreement.

The Settlement Agreement provides that the parties mutually release all claims that they may have against each other and, in connection therewith, our Company:

(a)	received $2.5 million from BDSI (the “$2.5 Million Payment”); and

(b)	received the following royalty rights (the “Product Rights”) from BDSI with respect to BDSI’s BEMA Granisetron product candidate (“BEMA Granisetron”) (or in the event it is not BEMA Granisetron, the third BDSI product candidate, excluding BEMA Bupremorphine, as to which BDSI files an NDA, which, together with BEMA Granisetron, shall be referred to hereinafter as the “Product”):

(i)	70/30 split (BDSI/our Company) of royalty received if a third party sells the Product and 85/15 split on net sales if BDSI sells the Product; and

(ii)	BDSI will, from the sale of the Product, fully recover amounts equal to (1) all internal and external worldwide development costs of the Product (“Costs”) plus interest (measured on weighted average prime interest rate from first dollar spent until Product launch) and (2) the $2.5 Million Payment plus interest (measured on weighted average prime interest rate from the time of payment until Product launch) before we begin to receive its split as described in (b)(i) above; and

(c)	issued to BDSI a warrant (the “BDSI Warrant”) to purchase two (2) million shares of Biovest common stock held by our Company, with an exercise price of $0.84 and an expiration date of March 4, 2017. During the initial two (2) year exercise period, any exercise of the BDSI Warrant by BDSI will be subject to approval by Biovest.

In the event that BDSI receives any sublicensing or milestone payments associated with the Product up to and including the NDA approval, BDSI will apply 30% of such payments toward payback of the Costs of the Product plus interest and the $2.5 Million Payment plus the interest.

In the event of a proposed sale of BDSI or its assets, BDSI has the right to terminate its Product Rights payment obligations to our Company under the Settlement Agreement upon the payment to our Company of an amount equal to the greater of (i) $4.5 million or (ii) the fair market value of the Product Rights as determined by an independent third party appraiser. Further, if the Product Rights are terminated, the BDSI Warrant described above will be terminated if not already exercised, and, if exercised, an amount equal to the strike price will, in addition to the amount in (i) or (ii) above, be paid to our Company.

Royalty Agreements

On November 17, 2010, and in accordance with Biovest’s Plan of Reorganization, our Company, Biovest, and Laurus/Valens entered into several agreements, whereby we terminated and cancelled all of our royalty interest and Laurus/Valens reduced its royalty interest in BiovaxID® and Biovest’s other biologic products. As a result of the foregoing agreements, the aggregate royalty obligation on BiovaxID and Biovest’s other biologic products was reduced from 35.25% to 6.30%. Additionally, Laurus/Valens’s aggregate royalty obligation on the AutovaxID® instrument was reduced from 3.0% to no obligation, including the elimination of the $7.5 million minimum royalty obligation.

Below is the detail of the royalty obligations after November 17, 2010:

•	With respect to BiovaxID® and other biologic products

•

Accentia. The Royalty Agreement by and between Biovest and our Company, dated as of October 31, 2006, as amended, was terminated, which resulted in the cancellation of all of our royalty interest in Biovest’s biologic products. Under the Royalty Agreement, we had a 15.5% royalty interest in the gross revenue of Biovest’s biologic products including BiovaxID, as defined in the agreement, after allowing for the 4.00% royalty assigned by our Company to Laurus/Valens pursuant to the four (4) separate Assignments of Rights Under Royalty Agreements, each dated as of June 18, 2008, by and among our Company, Biovest, Erato Corp., Valens U.S., Valens I, and PSource, as amended, modified or supplemented thereafter in accordance with their terms; and

•

Laurus/Valens. (i) The Royalty Agreement by and between Biovest and Valens II dated October 30, 2007; (ii) the Royalty Agreement by and between Biovest and Valens II dated December 10, 2007, as amended by a letter agreement dated May 30, 2008; (iii) the Royalty Agreement by and between Biovest and Valens U.S. dated October 30, 2007; and (iv) the Royalty Agreement by and between Biovest and Valens U.S. dated December 10, 2007 were all terminated.

•	With respect to AutovaxID®

•

The previously granted royalty equal to three percent (3%) of world-wide net sales (i.e., gross receipts from the world-wide sales of the automated cell and biologic production instrument known as AutovaxID manufactured by Biovest (the “AutovaxID Instruments”) less any rebates, returns and discounts) of AutovaxID Instruments for a period of five (5) years through May 31, 2012, granted to Laurus by Biovest and AutovaxID, Inc. in a letter agreement dated March 19, 2007, was terminated (including the guaranteed minimum royalty in the amount of $7.5 million remaining under such royalty).

Sublicense Agreement with Related Party:

Revimmune, LLC

On February 27, 2007, we entered into a perpetual sublicense agreement (the “Cyrevia Sublicense”) with Revimmune, LLC, which is affiliated with one of our directors and shareholders. Revimmune, LLC holds the exclusive license for the technology from Johns Hopkins University (the “JHU License”). Under the Cyrevia Sublicense, we were granted the exclusive world-wide rights to develop, market, and commercialize our Cyrevia™ therapy (High-Dose Pulsed Cytoxan) to treat MS and certain other autoimmune diseases.

Other material terms and conditions of the Cyrevia Sublicense are as follows:

•

We assumed certain future development, milestone and minimum royalty obligations of Revimmune, LLC under the JHU License. In connection with the Cyrevia Sublicense, we did not pay an upfront fee or reimbursement of expenses. We also agreed to pay to Revimmune, LLC a royalty of 4% on net sales, and in the event of a sublicense, to pay 10% of net proceeds received from any such sublicense to Revimmune, LLC.

•

Upon the approval of the sublicensed treatment in the U.S. for each autoimmune disease, we are required to issue to Revimmune, LLC vested warrants to purchase 0.8 million shares of our common stock. The warrant, which will be granted at the approval of the first sublicensed product, will have an exercise price of $8 per share and any subsequent warrant to be issued will have an exercise price equal to the average of the volume weighted average closing prices of our common stock during the ten (10) trading days immediately prior to the grant of such warrant.

•	We will be responsible, at our sole cost and expense, for the development, clinical trial(s), promotion, marketing, sales and commercialization of the licensed products.

•

We have assumed the cost and responsibility for patent prosecution as provided in the license between Revimmune, LLC and JHU to the extent that the claims actually and directly relate to sublicensed products.

PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS

All notices of proposals by shareholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Secretary of the Company at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606. Any such notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the books of the Company, of the shareholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the Company which are owned beneficially and of record by such shareholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, and (d) any material interest of such shareholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed by the Company’s Amended and Restated Bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with the rules and regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible shareholder desires to have included in the Company’s proxy statement and related proxy card and presented at the 2013 annual meeting of shareholders must be received by the Company no later than September 22, 2012 (120 calendar days prior to the anniversary of the date on which this Proxy Statement was released to shareholders) and must comply with Securities and Exchange Commission rules regarding the inclusion of shareholder proposals in proxy statements. If the date of the 2013 annual meeting of shareholders is changed by more than 30 days from the date of the 2012 Annual Meeting (i.e., March 7th), then the deadline for submitting such proposals shall be a reasonable time before the Company begins to print and send its proxy materials for the 2013 annual meeting.

Under the Company’s Amended and Restated Bylaws, notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 must be in writing and delivered to or mailed and received by the Company’s Secretary at the principal executive offices of the Company not less than 120 days prior to the date of the meeting.

OTHER MATTERS

The Board of Directors does not currently know of any other matters to be presented at the 2012 Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors,

/s/ FRANCIS E. O’DONNELL, JR., M.D.
Francis E. O’Donnell, Jr., M.D.
Executive Chairman of the Board

January 20, 2012

ACCENTIA BIOPHARMACEUTICALS, INC. 324 SOUTH HYDE PARK AVENUE, SUITE 350 TAMPA, FL 33606 ATTN: YIYI LAM	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees

01	Francis E.O’Donnell, Jr 02 Edmund C. King 03 David M. Schubert 04 Christopher C. Chapman 05 William S. Poole
The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
2	To ratify the appointment of Cherry, Bekaert & Holland, L.L.P. as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

ACCENTIA BIOPHARMACEUTICALS, INC.

Annual Meeting of Shareholders

March 7, 2012 11:00 AM

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder of Accentia Biopharmaceuticals, Inc. hereby appoints James A. McNulty and YiYi Lam, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and vote all shares of Accentia Biopharmaceuticals, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Accentia Biopharmaceuticals, Inc., and at any adjournments or postponements thereof, to be held on March 7, 2012, at 11:00 a.m. local time, at the corporate offices of Accentia Biopharmaceuticals, Inc., 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side